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                                                                    EXHIBIT 10.6


                              EMPLOYMENT AGREEMENT

This Employment Agreement (the -Agreement") is made and entered into as of the 1st day of December, 2000. by and between Palomar Community Bank, a California state-chartered banking corporation (the "Bank" or "Employer") and Richard Sanborn (the "Employee") (collectively, the "parties"):

WHEREAS, Bank and its parent corporation, Community West Bancshares ("Community") has entered into that certain Stock Purchase Agreement dated December 1, 2000 (the "Stock Purchase Agreement") with Centennial First Financial Services ("Centennial") and the Employee to sell Bank to Centennial;

WHEREAS, Bank and Centennial desire to retain Employee as President and Chief Executive Officer of Bank on the Effective Time as that term is defined in the Stock Purchase Agreement (the "Agreement Effective Date");

WHEREAS, the parties desire to enter into an agreement for the purpose or retaining Employee's services as President and Chief Executive Officer of the Bank;

NOW, THEREFORE IT IS MUTUALLY AGREED AS FOLLOWS:

1. Employment and Duties. Effective only at the Agreement Effective Date, Employer and

Employee hereby enter into this Agreement upon the terms and conditions hereinafter set forth. During the Employment Term.. Employee is hereby employed, at the pleasure of the Board of Directors of the Bank (the "Board"), as the President and Chief Executive Officer of Employer. Employee shall perform the customary duties of a President and Chief Executive Officer of a California state-chartered banking corporation (a "California Bank") and such attendant duties as may, from time to time, be reasonably requested of Employee by the Board. In connection with Employee's employment as President of a California Bank, Employee's duties shall include serving without compensation on the Board. Employee shall also serve as a member of the board of directors of Centennial at the Agreement Effective Date.

2. Extent of Services.

a. Employee shall devote Employee's full time, ability and attention to the business of Employer during the term of this Agreement, and shall neither directly nor indirectly render any services of a business, commercial or professional nature to any other person, firm,, corporation or organization for compensation without the prior written consent of the Board or the Chairman.

b. Nothing contained herein shall be construed to prevent Employee from investing Employee's assets in any form or manner which does not in any manner or for any amount of time interfere with Employee's performance of services on behalf of Employer.

3. Term of Employment. Subject to prior termination of this Agreement as hereinafter provided, Employer hereby employs Employee.. and Employee hereby accepts employment with Employer, for a period beginning on the Agreement Effective Date and ending three years from the Agreement Effective Date; provided, however. that this Agreement will automatically extend for -an additional Year beginning on the third Year anniversary of the Agreement Effective Date. unless terminated by the Board not less than 90 days prior to the end of the initial term (the "Employment Term").

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1. Compensation and Benefits. In consideration of Employee's services to
Employer during the Employment Term, Employer agrees to compensate Employee, subject to such limitations as may exist under any applicable state or federal banking law or regulation, as follows:

a. Base Compensation. Employer shall pay or cause to be paid to Employee a base compensation at the rate of $135,000 per year, payable in conformity with Employer's normal payroll procedures (the "Base Salary"). Such Base Salary shall be reviewed by the President and Chief Executive Officer of Centennial each year.

b. Bonus. Employer shall be eligible to receive an annual bonus for each fiscal year of the Bank. The bonus will be awarded by the President and Chief Executive Officer of Centennial. subject to his sole discretion, based on reasonable performance goals And administrative procedures established by the Board.

C. General Expenses. Employer shall, upon submission and approval of written statements and bills in accordance with the then regular procedures of Employer, pay or reimburse Employee for any and all necessary, customary and usual expenses incurred by him while traveling for or on behalf of Employer, and any and all other necessary, customary or usual expenses (including, entertainment) incurred by Employee for or on behalf of Employer in the normal course of business, as determined to be appropriate by Employer.

d. Insurance. Employee (and Employee's family, where applicable) shall be entitled to participate in such group life insurance, health and long-term disability plans as are provided by Employer to its employees and/or senior executives, with such terms, conditions and contributions as Employer generally provides its other employees and/or senior executives. Employee shall have the right, in Employee's discretion, to designate the beneficiary or beneficiaries of any such insurance.

e. Automobile Allowance. During the term of this Agreement, Employee shall be entitled to an Employer leased automobile at a maximum lease rate of $750 per month. Employer shall be obligated to pay the expenditures with respect to the registration, operation. insurance and maintenance of the automobile.

f. Vacation. Employee shall accrue four (4) weeks' paid vacation leave per year, pro rated on a daily basis for any partial calendar year in which this Agreement is in effect. Such vacation leave shall be taken at such time or times as are mutually agreed upon by Employee and the Board and accordance with Employer's vacation leave policy.. provided, that at least two (2) weeks of such vacation shall be taken consecutively. Employee acknowledges that the requirement of two
(2) consecutive weeks of vacation is required by sound banking practice. For each calendar year, the President and Chief Executive Officer of Centennial shall decide, in its discretion. either (i) to pay Employee for any unused vacation time for such calendar year or (ii) to carry over any unused vacation time for such calendar year to the next calendar year, provided, however, that Employee shall accrue no additional vacation time at any time that the Employee has accrued and unused vacation time of six (6) weeks.

g. Salary Continuation Agreement Within six months of the Agreement Effective Date, Employer shall establish a salary continuation plan and enter 'into a salary continuation agreement with Employer. The salary continuation agreement will provide Employee with benefit payments of $75,000 per year for a period of 15 years beginning, at the time Employee attains the age of 65, provided that Employee remains in the continuous employ of Employer until Employee reaches age 65, and provide pro rated benefits payable beginning at age 65 (or at the option of Employer, payable in a lump sum equal to the present value of such future payments at the date of termination) if Employee dies, is disabled or is terminated without cause prior to attaining the age of 65.

h. Stock Options. Within 30 days of the Agreement Effective Date, pursuant to the stock option plan of Centennial, Employee shall be granted an option to acquire 10,000 shares of Employer's parent's shares of common stock at their fair market value at the date of grant, subject to the terms and conditions of the stock option agreement, including the vesting requirements.

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i. Other Benefits. Employee shall be entitled to participate during the
Employment Term in such other benefits of Employer, including 401 (k) plan, employee stock ownership plan, and bonus programs, if any, as Employer now or hereafter shall provide for its employees and/or senior executives generally, in accordance with the provisions applicable terms and conditions thereof.

5. Termination of Agreement . This Agreement may be terminated with or without cause during the Employment Term in accordance with this Section 5. In the event of such termination. Employee shall be released from all obligations under this Agreement, except that Employee shall remain subject to Sections 7, 8, 9(b), 9(c), 1 3 15 and 18, and Employer shall be released from all obligations under this Agreement, except as otherwise provided in this Section 5 and Sections 9(b), 13, 15 and 18.

11. Early Termination by Employer Without Cause or by Employee upon Change in Title or Change in Office Location. This Agreement and Employee's employment may be terminated (1) by Employer without cause, for any reason whatsoever, in the sole, absolute and unreviewable discretion of Employer, upon written notice by the Board to Employee; or (ii) by Employee in the event that Employer changes Employee's title from that of President and Chief Executive Officer of Employer. changes Employee's duties from those which are customary for a President and Chief Executive Officer of a California Bank, or changes the location of the office to which Employee is required to report by more than 40 miles. In the event of termination pursuant to this Section 5(a), Employee shall receive a single sum severance payment equal to twelve (12) months of his then current Base Salary less customary withholdings, payable within two (21) days of such termination, plus continued benefits under this Agreement for a period of six
(6) months, plus payment of all accrued vacation pay. Such severance pay shall constitute liquidated damages in lieu of any and all claims by Employee against Employer, and shall be in full and complete satisfaction of any and all rights which Employee may enjoy hereunder, and are expressly conditioned upon receipt by Employer of a full and unconditional release (in the form of Exhibit A) From Employee of any and all liability of Employer or any of its affiliates, directors. officers. employees and agents, arising) out of this Agreement or out of the employment relationship or termination of the employment relationship between Employee and Employer.

b. Early Termination by Employer for Cause. This Agreement and Employee's employment may be terminated for cause by Employer upon written notice to Employee, and Employee shall not be entitled to receive compensation or other benefits for any period after termination for cause. "For cause" pursuant to this Agreement shall include, but not be limited to: (1) any act of dishonesty;
(11) any breach of this Agreement or any breach of a fiduciary duty (involving personal profit); (iii) any neglect of duties or negligence in carrying out duties customary to that of a President and Chief Executive Officer of a California bank; (iv) any willful violation of any law, rule or regulation, which, by virtue of bank regulatory restrictions imposed as a result thereof, would have a material adverse effect on the business or financial prospects of Employer; (v) any commission of any crime (other than a traffic violation or similar offense); (vi) any failure by Employee to qualify at any time during the Employment Term for a fidelity bond as described in Section 6 of this Agreement, or (vii) the requirement to comply with any final cease-and-desist order or written agreement with any applicable state or federal bank regulatory authority which requests or orders Employee's dismissal or limits Employee's employment duties. Termination for cause by Employer shall not constitute a waiver of any remedies which may otherwise be available to Employer Linder law. equity. or this Agreement.

C. Early Termination by Employee. Employee may terminate this Agreement. including pursuant to Section 5(a), upon ninety (90) days' written notice to Employer. Except as otherwise provided by Sections 5(a) or 5(f), Employee shall not be entitled to receive compensation or other benefits under this Agreement for any period after such early termination by Employee.

d. Death During Employment, This Agreement and all benefits hereunder shall terminate immediately upon the death of Employee. provided that such termination of benefits shall not operate to prejudice or forfeit the rights of any beneficiary or beneficiaries of any life insurance policy on the life of Employee obtained pursuant to Section 4(d) hereof.

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e. Automatic Termination Upon Closure or Take-Over. This Agreement shall terminate automatically if Employer is closed or taken over by the California Department of Financial Institutions or by any other supervisory authority.

f. Merger or Corporate Dissolution.

i. In the event of a (a) merger or reorganization of Employer such that Centennial does not own a majority of the capital stock of the surviving corporation; (b) merger or reorganization of Centennial such that the shareholders of Centennial immediately prior to the transaction do not own a majority of the capital stock of the surviving corporation; (c) a transfer of all or substantially all of the assets of Centennial or Employer-, (d) any other corporate transaction in which there is a change in ownership of the outstanding shares of Centennial or Employer wherein more than fifty percent (50%) of the outstanding shares of Centennial or Employer are transferred to -any other partnership, corporation, trust or business entity; or (e) the dissolution of Employer (a "Change in Control"); this Agreement shall terminate, and Employee shall receive a single sum severance payment equal to twenty-four (24) months of his then current Base Salary, less customary withholdings and taxes, plus continued benefits under this Agreement for a period of twenty four (24) months, plus payment of all accrued vacation pay. Such severance pay shall constitute liquidated damages in lieu of any and all claims by Employee against Employer, and shall be in full and complete satisfaction of any and all rights which Employee may enjoy hereunder, and are expressly conditioned upon receipt by Employer of a fall and unconditional release (in the form of Exhibit A) from Employee of any and all liability of Employer or any of its affiliates, directors, officers, employees and agents, arising out of this Agreement or out of the employment relationship or termination of the employment relationship between Employee and Employer.

ii. Notwithstanding anything the contrary provided herein, if Centennial is not the surviving entity in any transaction referred to in this Section 5(f) hereof and said transaction is in any manner the result of any action taken at the direction of any supervisory authority whatsoever, then in such event this Agreement shall terminate immediately upon the consummation of such transaction and Employee agrees that all rights, duties, obligations. and benefits herein contained shall thereupon terminate and that Employee shall be entitled to no further compensation or benefits from Employer save and except those rights, duties, obligations, benefits and/or compensation accrued and/or earned prior to the date of such termination.

6. Fidelity Bond. Employee, agrees that he will furnish all information and take any other steps necessary to enable Employer to obtain or maintain a fidelity bond conditional on the rendering of a true account by Employee of all moneys. goods, or other property which may come into the custody, charge or possession of Employee during the term of Employee's employment. The surety company issuing the bond and the amount of the bond must be acceptable to Employer and satisfy all banking laws and regulations. All premiums on the bond are to be paid by Employer. If Employee cannot qualify for a fidelity bond at any time during the term of this Agreement. Employer shall have the option to terminate this Agreement immediately, which shall constitute a termination for cause as defined in Section 5(b) hereof.

Printed Material. All written or printed materials which shall include, but not be limited to. computer software. programs and files, used by Employee in performing duties for Employer are, and shall remain, the property of Employer, provided that any materials which belonged personally to Employee prior to his employment with Employer are, and shall remain, the property of Employee. Upon termination of Employee's employment with Employer, Employee shall return such applicable written or printed materials to Employer.

8. Disclosure of Information. Employee recognizes and acknowledges that Employer possesses trade secrets and other confidential and/or proprietary information concerning its business affairs and methods of operation which constitute valuable, confidential, and unique assets of its business and that of its affiliates ("Proprietary Information"), which Employer has developed through a substantial expenditure of time and money and which are and will continue to be utilized in Employer's business and which are not -generally known in the trade. At any time

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before termination of Employee's employment and for a period of two years thereafter, Employee agrees not to disclose to anyone any Proprietary Information and not to make use of any Proprietary Information for his own purposes or for the benefit of anyone other than Employer under any circumstances. For purposes of this Section 8, Proprietary Information includes, without limitation, all information regarding products, services, processes, know-how, customers, suppliers, product and/or service development, business and capital plans. research, finances, marketing, pricing, costs and any other confidential matters relating to Employer or any affiliate of Employer. Employee recognizes and acknowledges that all financial information concerning any of Employer's customers. products or financial results is strictly confidential, and Employee shall not, at any time before or after termination of this Agreement, disclose to anyone any such information or any part thereof, for any reason or purpose whatsoever except to the extent that such information is already otherwise publicly available or to the extent such disclosure is required by Employee in order to comply with judicial process or applicable regulations of any state or federal bank regulatory agency.

Employee hereby acknowledges the particular value to the Bank of this Section 8, the loss of which cannot be reasonably or adequately compensated in an action at law or in arbitration. Therefore, Employee expressly agrees that the Bank- in addition to my other rights or remedies that the Bank shall possess, shall be entitled to injunctive and other equitable relief to prevent or remedy a breach of this Section 8 by Employee, without the necessity of posting any bond.

Employee's obligation under this Section 8 shall survive the termination of this Agreement and/or the termination of employment.

9. Noncompetition by Employee; Consulting Agreement.

a. Employee shall not, during the Employment Term, directly or indirectly, either as an employee, employer consultant. agent, principal, partner, shareholder, corporate officer. director. or in any other individual or representative capacity, engage or participate in any competing bank or financial institution or financial services business without the prior written consent of the Board; provided, however, Employee shall not be restricted by this Section from owning securities of corporations listed on a national securities exchange or regularly traded by national securities dealers so long as such investment does not exceed five percent of the market value of the outstanding securities of such corporation.

b. In the event that Employee's employment is terminated pursuant to Section 5(a) or Section 5(c) hereof within twelve (12) months after the Agreement Effective Date (the -'Early Termination Date"), Employee agrees to provide consulting services and not to compete with Employer under the terms and conditions set forth in the Consulting and Noncompetition Agreement attached hereto as Exhibit B ("Consulting Agreement").

C. Notwithstanding anything to the contrary set forth elsewhere in this Agreement, Employee agrees that (i) the Consulting Agreement shall take effect only in the event there is an Early Termination Date; and (ii) the obligation of the Bank- to pay fees under the Consulting Agreement is wholly independent of and shall in no way effect the provisions set forth in Section 5(a) -and/or 5(c) including, without limitation, the severance pay provisions set forth in Section 5(a) or the provision in Section 5(c) which provides that, except as provided in
Section 5(f), Employee shall not be entitled to receive compensation or other benefits under this Agreement for any period after early termination by Employee pursuant to Section 5(c).

10. Notices. Any notices to be given hereunder by either party to the other may be effected in writing either by personal delivery or by mail, registered or certified, postage prepaid with return receipt requested. Notices to Employer shall be given to the Bank at its then current principal office, c/o Chairman of the Board of Directors. Notices to Employee shall be sent to Employee's then current personal residence. Notices delivered personally shall be deemed communicated as of actual receipt; mailed notices shall be deemed communicated as of five (5) calendar days after mailing.

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11. Entire Agreement Except with respect to the Stock Purchase Agreement, this
Agreement

supersedes any and all other agreements, either oral or in -writing, between the parties hereto with respect to the employment of Employee by Employer and contains all of the covenants and agreements between the parties with respect to such employment. Each party to this Agreement acknowledges that no representations, inducements. promises or agreements, oral or otherwise, have been made by any party, or anyone acting on behalf of any party, which are not embodied herein, and that no other agreement, statement or promise not contained in this Agreement shall be valid and binding. Any modification of this Agreement will be effective only if it is in writing signed by all parties to the Agreement.

12. Severability. In the event that any term or condition contained in this Agreement shall, for any reason, be held by a court of competent jurisdiction to be invalid, illegal or unenforceable in any respect. such illegality or unenforceability shall not affect any other term or condition of this Agreement, but this Agreement shall be construed as if such invalid or illegal or unenforceable term or condition had never been contained herein.

13. Choice of Law and Forum. This Agreement shall be governed by and construed in accordance with the laws of the State of California,, except to the extent preempted by the laws of the United States. Any action or proceeding brought upon, or arising out of, this Agreement or its termination shall be brought in a forum located within the County of San Bernardino, State of California, and Employee hereby agrees to be subject to service of process in California.

14. Waiver. The parties hereto shall not be deemed to have waived any of their respective rights under this Agreement unless the waiver is in writing and signed by such waiving party. No delay in exercising any rights shall be a waiver nor shall a waiver on one occasion operate as a waiver of such right on a future occasion.

15. Indemnification. During the Employment Term, Employer shall indemnify Employee, to the maximum extent permitted under the articles of incorporation and bylaws of Employer and governing laws and regulations, against expenses (including attorneys' fees), Judgments, damages, liabilities. fines and amounts paid in settlement actually and reasonably incurred by Employee in connection with any threatened or pending action, stilt or proceeding to which Employee is made a party by reason of his position as an officer or agent of Employer or by reason of his service at the request of Employer, if Employee acted in good faith and in a manner believed to be in or not opposed to the best interests of Employer. If available at rates determined by Employer, in its sole discretion, to be reasonable, Employer shall endeavor to apply for and obtain directors' and officers' liability insurance to indemnify and insure Employer and Employee from such liability or loss.

Notwithstanding the foregoing, in any administrative proceeding or civil action initiated by any federal or state banking agency, Employer may only reimburse, indemnify or hold harmless Employee if Employer is in compliance with any applicable statute, rule, regulation or policy of the Federal Deposit Insurance Corporation, the California Department of Financial Institutions, or any other state or federal bank regulatory agency which then has jurisdiction over the Bank regarding permissible indemnification payments.

16. Assignment. 'Neither this Agreement nor any of the rights or benefits hereunder shall be subject to execution, attachment or similar process, nor may this Agreement or any rights or benefits hereunder be assigned. transferred, pledged or hypothecated without the written consent of both parties hereto, except as provided in Sections 4(d) and 5(ld) hereof.

17. Captions and Paragraph Headings. Captions and paragraph headings used herein are for convenience and ready reference only and are not a pan of this Agreement and shall not be i the construction or interpretation thereof.

18. Arbitration. Any controversy or claim arising out of or relating to this Agreement, or breach

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of this Agreement shall be settled by arbitration in accordance with the
Employment Arbitration Rules of the American Arbitration Association, and judgment on the award rendered by the arbitrators may be entered in any court having jurisdiction. There shall be three arbitrators, one to be chosen directly by each party, and the third arbitrator to be selected by the two arbitrators so chosen. If any arbitration proceeding is brought for the enforcement of this Agreement or because of an alleged dispute, breach or default in connection with this Agreement, (i) the nonprevailing party shall pay the fees of the arbitrators and all other costs of the arbitration, including the cost of any record or transcripts of the -arbitrations and administrative fees; and (ii) the prevailing party shall be entitled to recover reasonable attorney's fees and any other costs and expenses incurred in that action or proceeding, in addition to any other relief to which it or lie may be entitled.

19. Withholding Any payments provided for hereunder shall be paid net of any applicable withholding required under federal, state or local law and any additional withholding to which Employee has agreed.

20. Effective Date of the Agreement. Anything herein to the contrary notwithstanding, the Agreement and the obligations of Bank, Community, Centennial and Employee hereunder shall not be effective until the Effective Time, as that term is defined in the Stock Purchase Agreement, and should the Stock Purchase Agreement terminate, this Agreement shall terminate and the par-ties hereto, including Bank and Community shall owe no further duty or obligation to the others on account of this Agreement.

Executed on this 1" day of December, 2000.


EMPLOYER:  /s/ Robert WedeKing           EMPLOYEE: /s/ Richard Sanborn
         -----------------------------            ------------------------------
PALOMAR COMMUNITY BANK
By: Chairman of the Board of Directors            Richard Sanborn

Agreed and Accepted: CENTENNIAL FIRST FINANCIAL SERVICES


      /s/ Timothy P. Walbridge
     -------------------------------------
By:  President and Chief Executive Officer

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